UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/10/2009

DARA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19140

Delaware	04-3216862
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615
(Address of principal executive offices, including zip code)

(919) 872-5578
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 6, 2009, DARA Biosciences, Inc. (the "Company"), received a letter from The NASDAQ Stock Market ("NASDAQ") notifying the Company that, based on its Form 10-K for the period ended December 31, 2008, the Company no longer maintained the minimum $2,500,000 stockholders' equity required for continued listing on The NASDAQ Capital Market under Marketplace Rule 4310(c)(3) (the "Rule"). NASDAQ also noted that the Company does not comply with either of the alternatives for compliance with the Rule, which require $35,000,000 minimum market value of listed securities or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. NASDAQ's notification has no effect on the listing of the Company's common stock at this time.

The Company has 15 calendar days from the NASDAQ notice, through April 21, 2009, to submit a plan to regain compliance with the Rule (the "Plan"). The Staff will provide the Company with written notification of its decision to accept or reject the Plan. If the Plan is accepted, the Staff can grant an exception of up to 105 calendar days, through July 20, 2009, for the Company to evidence compliance with the Rule. If the Staff does not accept the Plan, the Company may appeal the Staff's determination to a Listing Qualifications Panel pursuant to applicable NASDAQ rules. The Company is currently evaluating its alternatives to resolve the listing deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BIOSCIENCES, INC.

Date: April 10, 2009	By:	/s/ Ann Rosar
Ann Rosar
Principal Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.	Press Release issued by the registrant on April 10, 2009.